Exhibit 99.1

EXPLANATORY NOTE

These risk factors appear on pages 49 through 62 of the definitive proxy statement filed by MoSys with the Securities and Exchange Commission on October 18, 2021 (File No. 000-32929). For the readers’ convenience, the glossary of selected defined terms is added. Cross references to page numbers or exhibits in this Exhibit 99.1 refer to other pages or exhibits of the definitive proxy statement referenced above. Cross referenced sections of the definitive proxy statement are incorporated by reference into this Exhibit 99.1.

RISK FACTORS

In evaluating the Arrangement, MoSys stockholders should carefully consider the following risk factors relating to the Arrangement and the Combined Company. The following risk factors are not a definitive list of all risk factors associated with the Arrangement and the Combined Company. Additional risks and uncertainties, including those currently unknown or considered immaterial by MoSys, may also adversely affect the shares of Common Stock, and/or the business of the Combined Company following the Arrangement.

Risks Related to the Arrangement

The Arrangement may not be completed due to failure to obtain the necessary court and/or regulatory approvals.

To complete the Arrangement, each of Peraso and MoSys must make certain filings with and obtain certain consents and approvals from various governmental and regulatory authorities including the Court, and the approval of Nasdaq of the listing of the shares of Common Stock to be issued pursuant to the Arrangement. Peraso and MoSys have not yet obtained these approvals, all of which are required to complete the Arrangement. The regulatory approval processes may take a lengthy period of time to complete which could delay completion of the Arrangement. The approval processes, including the undertakings and conditions that may be required for approval or whether the court and regulatory approvals, may not be obtained.

Uncertainty surrounding the Arrangement could adversely affect MoSys’ retention of customers, strategic partners and personnel and could negatively impact MoSys’ future business and operations.

Because the Arrangement is dependent upon satisfaction of certain conditions, its completion is subject to uncertainty. In response to this uncertainty, MoSys’ customers and strategic partners may delay or defer decisions concerning MoSys. Any delay or deferral of those decisions by customers and strategic partners could have a material adverse effect on the business and operations of MoSys, regardless of whether the Arrangement is ultimately completed.

The Parties could fail to complete the Arrangement or the Arrangement may be completed on different terms.

The Arrangement may not be completed as there are certain conditions that are outside the control of Peraso and MoSys, or if completed, that the Arrangement will be completed on the same or similar terms to those set out in the Arrangement Agreement. The completion of the Arrangement is subject to the satisfaction of a number of conditions which include, among others, (a) obtaining necessary approvals of securityholders of Peraso and MoSys, (b) grant of the Interim Order and the Final Order; and (c) performance by Peraso and MoSys of their respective obligations and covenants in the Arrangement Agreement. There can be no assurance that these conditions will be satisfied or, if satisfied, when they will be satisfied.

In addition, each of Peraso and MoSys has the right to terminate the Arrangement Agreement in certain circumstances. Accordingly, there is no certainty that the Arrangement Agreement will not be terminated by either Peraso or MoSys before the completion of the Arrangement. For example, MoSys has the right, in certain circumstances, to terminate the Arrangement Agreement if changes occur that, in the aggregate, have a Peraso Material Adverse Effect. Although a Peraso Material Adverse Effect excludes certain events that are beyond the control of Peraso and MoSys, there is no assurance that a change having a Peraso Material Adverse Effect on Peraso will not occur before the Effective Date, in which case MoSys could elect to terminate the Arrangement Agreement and the Arrangement would not proceed. In addition, if the Arrangement is not completed by Outside Date, Peraso or MoSys may choose to terminate the Arrangement Agreement in accordance with its terms.

If the Arrangement is not completed, the ongoing business of MoSys may be adversely affected as a result of the costs (including opportunity costs) incurred in respect of pursuing the Arrangement, and MoSys could experience negative reactions from the financial markets, which could cause a decrease in the market price of the shares of Common Stock, particularly if the market price reflects market assumptions that the Arrangement will be completed or completed on certain terms. MoSys may also experience negative reactions from its partners and there could be a negative impact on MoSys’ ability to attract future acquisition opportunities. Failure to complete the Arrangement or a change in the terms of the Arrangement could each have a material adverse effect on MoSys’ business, financial condition and results of operations.

If the Arrangement is not completed and the MoSys Board decides to seek another merger or business combination, it may not be able to find a party willing to engage in a transaction that is equivalent to, or more attractive than, the Arrangement. In addition, in certain circumstances, MoSys may be required to pay the Termination Payment to Peraso.

The Termination Payment, if triggered, may discourage other parties from attempting to acquire MoSys.

Under the Arrangement Agreement, MoSys is required to pay a Termination Payment of $3.5 million to Peraso in the event the Arrangement Agreement is terminated in certain circumstances (see “The Arrangement Agreement — Termination Payment”). The Termination Payment may discourage other parties from attempting to acquire the engage in a transaction with MoSys or otherwise making an Acquisition Proposal, even if those parties would otherwise be willing to offer greater value to the MoSys stockholder than that offered by Peraso under the Arrangement.

MoSys has and will continue to incur substantial transaction-related costs in connection with the Arrangement even if the Arrangement is not completed.

Certain costs related to the Arrangement, such as legal, accounting and certain financial adviser fees have been and will be incurred by MoSys even if the Arrangement is not completed, and some of such costs may be unanticipated or underestimated by MoSys’ management. Also, if the Arrangement is not completed, MoSys may be required to pay the Termination Payment to Peraso in certain circumstances. In addition, if the Arrangement is terminated due to the payment due to the failure to obtain a stockholder approval by MoSys, MoSys will be obligated to remit a payment in the amount of $750,000 to Peraso. Further, MoSys may be required to pay the Termination Payment to Peraso in certain circumstances, including the breach of non-solicitation covenants and other events of default. Such costs may offset any expected cost savings and other synergies from the Arrangement.

While the Arrangement is pending, MoSys is restricted from taking certain actions.

The Arrangement Agreement restricts MoSys from taking specified actions until the Arrangement is completed without the consent of Peraso, which may adversely affect the ability of MoSys to execute certain business strategies including, but not limited to, the ability in certain cases to issue, deliver, sell, pledge, lease, dispose of or encumber, or agree or offer to issue, deliver sell, pledge, lease, dispose of or encumber, any shares of Common Stock or securities of its subsidiaries, or any securities convertible or exchangeable thereto, or amend its securities arrangements entered prior to the Arrangement Agreement, amend or propose to amend its charter documents, declare or pay dividends, sell, pledge, lease, transfer, dispose of or encumber any assets, rights or properties of MoSys or its subsidiaries other than in ordinary course of business, enter acquisition agreements, make any material changes to MoSys’ business, enter into any joint venture, strategic alliance, partnership, or similar agreement, make any capital expenditures exceeding $100,000, etc. These restrictions may prevent MoSys from pursuing attractive business opportunities that may arise prior to the completion of the Arrangement. See Section 5.3 of the Arrangement Agreement to address the complete list of MoSys’ limitations in connection with the Arrangement Agreement.

The pending Arrangement may divert the attention of MoSys’ management.

The pending Arrangement could cause the attention of MoSys’ management to be diverted from the day-to-day operations. These disruptions could be exacerbated by a delay in the completion of the Arrangement and could have an adverse effect on the business, operating results or prospects of MoSys regardless of whether the Arrangement is ultimately completed.

Following the completion of the Arrangement, the Combined Company may issue additional securities.

Following the completion of the Arrangement, the Combined Company may issue additional securities (including equity securities) to finance its activities, including in order to finance acquisitions. If the Combined Company were to issue additional equity securities, the ownership interest of existing MoSys stockholders may be diluted and some or all of the Combined Company’s financial measures on a per share basis could be reduced. Moreover, as the Combined Company’s intention to issue additional equity securities becomes publicly known, the Combined Company’s share price may be materially adversely affected.

Although an application has been filed to list the Common Stock on Nasdaq, there can be no assurance that the common stock will be so listed or, if listed, that the Combined Company will be able to comply with the continued listing standards.

Nasdaq has determined (or will determine) that the proposed transaction constitutes a business combination that results in a change of control pursuant to its listing rules. Accordingly, the Combined Company will be required to satisfy all of Nasdaq’s initial listing criteria and to complete Nasdaq’s initial listing process in order for the Common Stock to be listed on Nasdaq. An application to list the Common Stock on Nasdaq upon consummation of the Arrangement has been filed as required by Nasdaq. MoSys is currently in compliance with the continued listing standards of Nasdaq.

Nasdaq’s approval of the listing application is a condition to the closing of the Arrangement and while Peraso and MoSys can each terminate the Arrangement Agreement if the condition is not satisfied, the parties can also each choose to waive the condition and consummate the Arrangement without Nasdaq’s approval of the listing application. If the parties waive that condition and consummate the Arrangement without Nasdaq’s approval of the listing application, the Combined Company would not be listed on Nasdaq.

In addition, if, after listing, Nasdaq delists the Common Stock from trading on its exchange for failure to meet the continued listing standards, the Combined Company and its stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for its securities;

•

a determination that its common stock is a “penny stock” which will require brokers trading in its common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for its common stock;

•	an inability to obtain analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

MoSys’ directors and executive officers have interests in the Arrangement that may be different from, or in addition to, the interests of Peraso stockholders and MoSys stockholders.

Certain of the directors and executive officers of Peraso and certain of the directors and executive officers of MoSys negotiated the terms of the Arrangement Agreement and these individuals have interests in the Arrangement that may be different from, or in addition to, those of Peraso stockholders and MoSys stockholders, respectively. These interests include, but are not limited to, the continued service of certain of these Peraso individuals as directors and executive officers of MoSys after the date of the consummation of the Arrangement, certain other compensation arrangements with the MoSys directors and executive officers, and provisions in the Arrangement Agreement regarding continued indemnification of and advancement of expenses of the directors and executive officers of Peraso and MoSys. Peraso stockholders and MoSys stockholders should be aware of these interests when they consider their respective Boards of Directors’ recommendations that they vote in favor of the Arrangement-related proposals. The members of the MoSys Board were aware of and considered these interests relating to the Combined Company, among other matters, in evaluating the Arrangement Agreement and the Arrangement, and in

recommending the approval of the Arrangement. The interests of MoSys directors and executive officers are described under “The Arrangement — Interests of Certain Persons in the Arrangement.”

Following the Closing, the composition of the board of directors and management of the Combined Company will be comprised of the certain directors of the current board of directors and management of MoSys and directors appointed pursuant to the Arrangement, which may affect the strategy and operations of the Combined Company.

Following the Closing of the Arrangement, all members of the Combined Company’s board of directors other than Daniel Lewis and Robert Newell will resign, and the Combined Company’s board of directors will be reconstituted such that two (2) of the initial post-Effective Time directors will be designated by Peraso, which directors will be independent in accordance with Nasdaq requirements, and one of the initial post-Effective Time directors will be the Combined Company’s Chief Executive Officer.

This composition of the Combined Company’s board of directors may affect the Combined Company’s business strategy and operating decisions following the consummation of the Arrangement, as compared to the MoSys Board prior to the Arrangement. In addition, immediately following completion of the Arrangement and the issuance of the Consideration Shares to the Peraso stockholders at the Effective Time, MoSys’ current stockholders in the aggregate will not have a majority ownership and voting interest in the Combined Company, which may result in MoSys stockholders having less influence on the Combined Company’s management and policies. Immediately following completion of the Closing, MoSys’ stockholders and Peraso’s stockholders are expected to own 39% and 61%, respectively, of the Combined Company’s outstanding shares (on a Fully-Diluted basis). As a result, current MoSys stockholders may have less influence on the Combined Company’s management and policies than they currently have.

Risks Related to the Combined Company

Combining the two companies may be more difficult, costly or time consuming than expected, and MoSys may not realize all of the anticipated benefits of the Arrangement.

Peraso and MoSys have operated and, until the consummation of the Arrangement, will continue to operate, independently. The success of the Arrangement will depend on, among other things, the Combined Company’s ability to integrate the businesses of Peraso and MoSys in a timely fashion. Additionally, the Combined Company may not be able to successfully achieve the level of cost savings, revenue enhancements and synergies that it expects. If the Combined Company is not able to successfully achieve these objectives, the anticipated benefits of the Arrangement may not be realized fully or at all or may take longer to realize than expected. In addition, failure to successfully integrate the businesses in the expected timeframe may adversely affect the Combined Company’s business, financial condition, results of operations or cash flows. In addition, the combined operation of two businesses may be a complex, costly and time-consuming process. The difficulties of combining the operations of the companies include, inter alia:

•	the ability of officers and directors to, as required, effectively transfer operational knowledge of MoSys, especially the production of the MoSys products, to the new management team;

•	the diversion of management attention to integration matters;

•	difficulties in integrating functions, personnel, and systems;

•	difficulties in assimilating employees and in attracting and retaining key personnel;

•	difficulties in achieving anticipated cost savings, synergies, business opportunities, and growth prospects from the combination;

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challenges of managing a larger Combined Company following the Arrangement, including challenges of conforming standards, controls, procedures, and accounting and other policies and compensation structures;

•	declines in MoSys’ results of operations, financial condition or cash flows;

•	a decline in the market price of the Common Stock;

•	contingent liabilities that are larger than expected;

•	potential unknown liabilities, adverse consequences and unforeseen increased expenses associated with the Arrangement;

•	disruption of existing relationships, with existing customers, business partners, and other constituencies; and

•	the disruption of, or the loss of momentum in, ongoing research and development.

Many of these factors are outside the control of MoSys, and any one of them could result in increased costs, decreased expected revenues and diversion of management time and energy, which could materially impact the business, financial condition, results of operations and cash flows of the Combined Company. These factors could cause dilution to the earnings per share of the Combined Company, decrease or delay the expected benefits of the Arrangement and negatively impact the price of Common Stock. As a result, it cannot be assured that the Combined Company will realize the full benefits anticipated from the Arrangement within the anticipated time frames, or at all.

Even if the Arrangement is successfully consummated and the businesses integrated, there can be no assurance that the Arrangement will result in the realization of the full benefit of the anticipated synergies and cost savings or that these benefits will be realized within the expected time frames or at all. Difficulties in integrating the businesses could harm the reputation of the Combined Company. In addition, by engaging in the Arrangement, MoSys and Peraso may forego or delay the pursuit of other opportunities that may have proven to have greater commercial potential.

The Combined Company’s inability to raise additional financing would limit its growth and may have a material adverse effect upon future profitability.

The Combined Company may require additional funding, likely through equity or debt financing, in order to execute its business plan. The Combined Company’s inability to raise financing in the future would limit its growth and may have a material adverse effect upon future profitability.

If additional funds are raised through further issuances of equity or convertible debt securities, holders of Combined Company Shares could suffer significant dilution. Any debt financing secured in the future could involve restrictive covenants relating to capital raising activities and other financial and operational matters, which may make it more difficult for the Combined Company to obtain additional capital and to pursue business opportunities, including potential acquisitions.

The Combined Company may need additional financing, which may dilute its stockholders.

In order to execute its business plan, the Combined Company may require additional funding in the form of debt or equity financing. If additional funds are raised through further issuances of equity or debt, the Combined Company’s stockholders could suffer significant dilution. Any debt financing secured in the future could involve restrictive covenants relating to capital raising activities and other financial and operational matters, which may make it more difficult for the Combined Company to obtain additional capital and to pursue business opportunities, including potential acquisitions.

The Combined Company’s market development efforts may be unsuccessful, any failure of which may materially affect the Combined Company’s business.

Although the Combined Company is committed to researching and developing new markets and products and improving existing products, there can be no assurances that such research and market development activities will prove profitable or that the resulting markets and/or products, if any, will be commercially viable or successfully produced and marketed.

A failure in the demand for products to materialize as a result of competition, technological changes or other factors could have a material adverse effect on the business, results of operations, and financial condition of the companies in which Peraso has or will invest in, and consequently, on the Combined Company.

The Combined Company will incur significant costs, and the Combined Company’s management will expel a significant amount of energy and resources, to maintain the Combined Company’s Nasdaq listing, which may detract from the Combined Company from furthering its other business objectives.

As a public company, there are costs associated with legal, accounting, and other expenses related to regulatory compliance. Securities legislation and the rules and policies of the SEC require listed companies to, among other things, adopt corporate governance and related practices, and to continuously prepare and disclose material information, all of which add to a company’s legal and financial compliance costs. The Combined Company may also elect to devote greater resources than it otherwise would have on communication and other activities typically considered important by publicly traded companies.

The Combined Company’s success relies heavily on its management, the loss of any of whom may have a material adverse effect on the Combined Company’s business.

The success of the Combined Company is dependent upon the ability, expertise, judgment, discretion, and good faith of the senior management of the Combined Company. Any loss of the services of such individuals could have a material adverse effect on the Combined Company’s business, operating results, or financial condition.

There may not be an active market for the Combined Company Shares, which may adversely affect the price of the Combined Company Shares.

An active and liquid market for the Combined Company Shares may not be developed or maintained following the completion of the Arrangement will develop or be maintained and an investor may find it difficult to resell any securities of the Combined Company. In addition, there can be no assurance that the publicly-traded price of the Combined Company shares following the completion of the Arrangement will be high enough to create a positive return for investors. Further, there can be no assurance that the Combined Company shares will be sufficiently liquid so as to permit investors to sell their position in the Combined Company without adversely affecting the stock price. In such event, the probability of resale of the Combined Company Shares would be diminished.

The Combined Company shares may be subject to substantial price volatility which may have a negative effect on the value of such shares.

In recent years, the securities markets in the United States and Canada have experienced a high level of price and volume volatility, and the market prices of securities of many companies have experienced wide fluctuations in price which have not necessarily been related to the operating performance, underlying asset values or prospects of such companies. There can be no assurance that continuing fluctuations in price will not occur. It may be anticipated that any quoted market for the Combined Company Shares will be subject to market trends generally, notwithstanding any potential success of the Combined Company in creating revenues, cash flows, or earnings. The value of the Combined Company Shares will be affected by such volatility.

It is not anticipated that the Combined Company will pay any dividends.

Peraso has not paid dividends in the past, and it is not anticipated that the Combined Company will pay any dividends in the foreseeable future. Dividends paid by the Combined Company would be subject to tax and, potentially, withholdings.

The Combined Company will be required to maintain insurance coverage to cover certain risks associated with the Combined Company’s business, the total coverage of which may not be sufficient to cover all claims and losses that the Combined Company becomes subject to.

The Combined Company will require insurance coverage for a number of risks. Although the management of the Combined Company believes that the events and amounts of liability covered by its insurance policies will be reasonable, taking into account the risks relevant to its business, and the fact that agreements with customers contain limitations of liability, there can be no assurance that such coverage will be available or sufficient to cover claims to which the Combined Company may become subject. If insurance coverage is unavailable or insufficient to cover any such claims, the Combined Company’s financial resources, results of operations and prospects could be adversely affected.

The Combined Company might be involved in litigation claims and legal proceedings.

The Combined Company may become party to litigation from time to time in the ordinary course of business which could adversely affect its business. Should any litigation in which the Combined Company becomes involved be determined against the Combined Company, such a decision could adversely affect the Combined Company’s ability to continue operating and the market price for its shares and could use significant resources. Even if the Combined Company is involved in litigation and wins, litigation can redirect significant resources.

Certain directors and officers of the Combined Company may have conflicts of interest that are unfavorable to the Combined Company.

Certain of the Combined Company’s directors and officers are, and may continue to be, involved in other business ventures through their direct and indirect participation in corporations, partnerships, joint ventures, etc. that may become potential competitors of the technologies, products and services the Combined Company intends to provide. Situations may arise in connection with potential acquisitions or opportunities where the other interests of these directors and officers conflict with or diverge from the Combined Company’s interests. In accordance with applicable corporate law, directors who have a material interest in or who are a party to a material contract or a proposed material contract with the Combined Company are required, subject to certain exceptions, to disclose that interest and generally abstain from voting on any resolution to approve the contract. In addition, the directors and officers are required to act honestly and in good faith with a view to the Combined Company’s best interests. However, in conflict of interest situations, the Combined Company’s directors and officers may owe the same duty to another company and will need to balance their competing interests with their duties to the Combined Company. Circumstances (including with respect to future corporate opportunities) may arise that may be resolved in a manner that is unfavorable to the Combined Company.

Risks Related to Peraso

Peraso has a history of losses and Peraso will be required to raise additional capital in the future.

Peraso recorded a net loss of approximately $9.6 million for the six months ended June 30, 2021 and ended the period with an accumulated deficit of approximately $115.8 million. Peraso recorded a net loss of approximately $10.2 million for the year ended December 31, 2020. These and prior fiscal year losses have resulted in significant negative cash flows and have required Peraso to raise substantial amounts of additional capital during this period. To remain competitive and expand its product offerings to customers, Peraso will be required to increase revenues substantially beyond levels that Peraso has attained in the past. Peraso must be able to generate sustainable operating profit and sufficient cash flow to continue its operations without raising additional capital. Given its history of fluctuating revenues and operating losses, and the challenges Peraso faces in securing customers for its products, Peraso cannot be certain that it will be able to achieve and maintain profitability on either a quarterly or annual basis. As a result, Peraso may be required to raise additional capital in the future, which can potentially not be available or only be offered with unfavorable terms.

Peraso’s failure to raise additional capital or generate the significant capital necessary to expand its operations and invest in new products could reduce its ability to compete and could harm its business.

Peraso intends to continue spending to grow its business. Peraso may still be required to obtain additional financing to pursue its business strategy, develop new products, respond to competition and market opportunities and acquire complementary businesses or technologies. There can be no assurance that such additional capital, whether in the form of debt or equity financing, will be sufficient or available and, if available, that such capital will be offered on appropriate terms and conditions.

If Peraso were to raise additional capital through sales of securities, its stockholders would suffer dilution of their equity ownership. If Peraso engages in a subsequent debt financing, Peraso may be required to accept terms that restrict its ability to incur additional indebtedness, prohibit it from paying dividends, repurchasing its stock or making investments, and force it to maintain specified liquidity or other ratios, any of which could harm its business, operating results and financial condition. If Peraso is required to raise additional capital and cannot raise it on appropriate terms, Peraso may not be able to, among other things:

•	develop or enhance its products;
•	continue to expand its product development and sales and marketing organizations;

•	acquire complementary technologies, products, or businesses;

•	expand operations, in Canada, the United States, or other countries;

•	hire, train and retain employees;

•	respond to competitive pressures or unanticipated working capital requirements; or

•	continue as a going concern.

Peraso’s failure to successfully market its products could seriously harm its ability to execute its business strategy and may force it to curtail its research and development (R&D) plans or existing operations.

Peraso’s success depends on the acceptance of its products by equipment suppliers. Peraso’s prospective customers may be unwilling to adopt its products due to the uncertainties and risks surrounding designing a new chip into their systems. In the past, Peraso has experienced reluctance by potential customers to adopt its technology. Thus, currently, Peraso is not able to predict whether it will be able to generate adequate profit from making and selling its products.

Peraso’s future revenue growth depends on its winning designs with existing and new customers, retaining current customers, and having those customers design Peraso’s solutions into their product offerings and successfully selling and marketing such products. If Peraso does not continue to win designs in the short term, its product revenue in the following years will not grow. In addition, Peraso may enter into alternative arrangements with customers which could have a negative effect on Peraso’s financial performance.

Peraso sells its products to original equipment manufacturer, or OEM, customers that include its chips in their products. Peraso’s technology is generally incorporated into products at the design stage, which Peraso refers to as a design win, and which Peraso defines as the point at which a customer has made a commitment to build a board against a fixed schematic for its system, this board will utilize its chips and the customer has purchased at least $25,000 of chips for pre-production purposes. As a result, Peraso’s future revenue depends on OEM customers designing chips into their products, and on those products being produced in volume and successfully commercialized. If Peraso fails to retain its current customers or convince its current or prospective customers to include its chips in their products and fails to achieve a consistent number of design wins, Peraso’s results of operations and business will be harmed. In addition, if a current or prospective customer designs a competitor’s offering into its product, it becomes significantly more difficult for Peraso to sell its chip solutions to that customer because changing suppliers involves significant cost, time, effort, and risk for the OEM. Peraso may also enter into alternative arrangements with some of its largest customers from time to time including licensing and manufacturing arrangements which have the potential of adversely impacting Peraso including its financial performance.

The design win process is generally a lengthy, expensive and competitive process, with no guarantee of revenue, and, if Peraso fails to generate sufficient revenue to offset expenses, its business and operating results will suffer.

Achieving a design win is typically a lengthy, expensive and competitive process as Peraso’s customers generally take a considerable amount of time to evaluate Peraso’s products. In the markets Peraso serves, the time from initial customer engagement to design win, to production volume shipments, can range from two to three years, with a lengthier process for new customers or markets. In order to win designs for a customer, Peraso is required to incur design and development costs, and dedicate substantial engineering resources. Notwithstanding the costs incurred to win designs for a customer, Peraso may still not be successful in the competitive selection process. In addition, even if Peraso does achieve a design win, it may not generate sufficient, or any, revenue to offset its development expenditures. Peraso’s customers have the option to decide whether or not to utilize Peraso’s solutions into production after initially designing its products in the specification. The customer can also make changes to its product after a design win has been awarded to Peraso, which will lead to additional costs for Peraso.

Peraso may experience difficulties in transitioning to new wafer fabrication process technologies or in achieving higher levels of design integration, which may result in reduced manufacturing yields, delays in product deliveries, and increased costs.

Peraso aims to use the most advanced manufacturing process technology appropriate for its solutions. As a result, Peraso periodically evaluates the benefits of migrating its solutions to other technologies in order to improve performance and reduce costs. These ongoing efforts to modify the manufacturing processes or redesign products from time to time may result in delays in product deliveries.

Because the manufacturing of integrated circuits is extremely complex, the process of qualifying a new foundry is a lengthy process and there can be no assurance that Peraso will be able to find and qualify replacement suppliers without materially adversely affecting its business, financial condition, results of operations and prospects for future growth. Peraso cannot provide assurance that it will maintain its relationship with its current foundry or develop relationships with new foundries.

Peraso’s failure to continue to develop new products and enhance its products on a timely basis could diminish its ability to attract and retain customers.

The existing and potential markets for Peraso’s products are characterized by ever-increasing performance requirements, evolving industry standards, rapid technological change and product obsolescence. These characteristics lead to periodic changes in customer requirements, shorter product life cycles and changes in industry demands and mandate new product introductions and enhancements to maintain customer engagements and design wins. In order to attain and maintain a significant position in the market, Peraso will be required to continue to enhance and evolve its products and the underlying proprietary technologies in anticipation of these market trends, utilizing a small engineering staff.

Peraso’s future performance depends on a number of factors, including its ability to:

•	identify target markets and relevant emerging technological trends;

•	develop and maintain competitive technology by improving performance and adding innovative features that differentiate its products from alternative technologies;

•	enable the incorporation of its products into customers’ products on a timely basis and at competitive prices;

•	develop products to be manufactured at smaller process geometries; and

•	respond effectively to new technological developments or new product introductions by others.

The semiconductor industry is cyclical in nature and subject to periodic downturns, which can negatively affect revenue.

The semiconductor industry is cyclical and has experienced pronounced downturns for sustained periods of up to several years. To respond to any downturn, many semiconductor manufacturers and their customers will slow their R&D activities, cancel or delay new product developments, reduce their workforces and inventories and take a cautious approach to acquiring new equipment and technologies. As a result, Peraso’s business has been in the past and could be adversely affected in the future by an industry downturn which could negatively impact its future revenue and profitability. The cyclical nature of the semiconductor industry may also cause Peraso’s operating results to fluctuate significantly from year-to-year.

Peraso’s revenue has been highly concentrated among a small number of customers, and its results of operations could be harmed if Peraso loses a key customer.

Peraso’s overall revenue has been highly concentrated, with a few customers accounting for a significant percentage of its total revenue. As a result of this revenue concentration, its results of operations could be adversely affected by the loss of a key customer, or substantial reduction in sales due to a key customer ceasing to use Peraso’s technology, or products or by a decline in the number of products that incorporate its technology that are sold by a single licensee or customer or by a small group of licensees or customers.

Peraso’s revenue concentration may also pose credit risks which could negatively affect cash flow and financial condition.

Peraso might also face credit risks associated with the concentration of its revenue among a small number of licensees and customers. Failure to collect receivables from any customer that represents a large percentage of receivables on a timely basis, or at all, could adversely affect Peraso’s cash flow or results of operations.

Peraso’s products must meet exact specifications and defects and failures may occur, which may cause customers to return or stop buying its products.

Peraso’s customers generally establish demanding specifications for quality, performance, and reliability that its products must meet. However, its products are highly complex and may contain defects and failures when they are first introduced, or as new versions are released. If defects and failures occur in Peraso’s products during the design phase or after, Peraso could experience lost revenues, increased costs, including warranty and customer support expenses and penalties for non-performance stipulated in customer purchase agreements, delays in or cancellations or rescheduling of orders or shipments, product returns or discounts, diversion of management resources or damage to its reputation and brand equity, and in some cases consequential damages, any of which would harm its operating results. In addition, delays in its ability to fill product orders as a result of quality control issues may negatively impact relationships with customers. Peraso cannot provide assurance that it will have sufficient resources to satisfy any asserted claims. Furthermore, any such defects, failures, or delays may be particularly damaging to it as Peraso attempts to establish its reputation as a reliable provider.

Inaccurate forecasts can adversely affect Peraso’s business provided that Peraso sells its products on a purchase order basis and relies on estimated forecasts of its customers’ needs.

Peraso sells its products pursuant to individual purchase orders rather than long-term purchase commitments. Therefore, Peraso will rely on estimated demand forecasts, based on input from its customers, to determine how much product to manufacture. Given that Peraso’s sales are based primarily on purchase orders, customers may cancel, delay or otherwise modify their purchase commitments with little or no notice. As such, Peraso will generally have limited visibility regarding its customers’ product needs. In addition, the product design cycle for networking OEMs is lengthy and it may be difficult for Peraso to accurately anticipate when it will commence commercial shipments of products that include its integrated circuits (“ICs”).

Furthermore, if Peraso experiences substantial warranty claims, its customers may cancel existing orders or cease to place future orders. Any cancellation, delay, or other modification in its customers’ orders could significantly reduce revenue, cause operating results to fluctuate from period to period and make it more difficult for Peraso to predict its revenue. In the event of a cancellation or reduction of the number of orders, Peraso may not have enough time to reduce operating expenses to mitigate the effect of the lost revenue on its business.

If Peraso overestimates customer demand for products, it may purchase products from its manufacturers that it cannot sell. Conversely, if Peraso underestimates customer demand or if sufficient manufacturing and testing capacity are unavailable, Peraso would forego revenue opportunities and could lose market share in the markets served by its products, as well as potentially incurring penalty payments under its customer purchase agreements. In addition, Peraso’s inability to meet customer requirements for its products could lead to delays in product shipments, force customers to identify alternative sources and otherwise adversely affect its ongoing relationships with customers.

Peraso relies on independent foundries and contractors for the manufacture, assembly, testing, and packaging of its integrated circuits, and the failure of any of these third parties to deliver products or otherwise perform as requested could damage relationships with customers and harm sales and financial results.

As a fabless semiconductor company, Peraso relies on third parties for substantially all of its manufacturing operations. Peraso depends on third parties to supply material in a timely manner that meets Peraso’s standards for yield, cost, and quality. Peraso does not have long-term supply contracts with any of its suppliers or manufacturing service providers, and therefore, suppliers or manufacturing service providers are under no obligation to manufacture products during any specific period, in any specific quantity or at any specified price except as may be provided in a particular purchase order. Any issues encountered in the manufacturing supply chain could adversely impact Peraso’s ability to ship products to customers on time and in the quantity required. This can damage its customer relationships and impede market acceptance of its product solutions.

Peraso’s third-party wafer foundries and testing and assembly vendors are located in regions at high risk for earthquakes and other natural disasters. Any disruption to the operations of these foundries and vendors resulting from earthquakes or other natural disasters could cause significant delays in the development, production, shipment, and sales of Peraso’s products.

Peraso’s foundries and some other product suppliers are located in Asia. The risk of an earthquake in the Pacific Rim region is significant due to the proximity of major earthquake fault lines. The occurrence of earthquakes or other natural disasters could result in the disruption of the wafer foundry or assembly and test capacity of the third parties that supply these services and may impede R&D efforts as well as Peraso’s ability to market and sell its products. Peraso may not be able to obtain alternate capacity on favorable terms, if at all.

Peraso faces risks related to health epidemics which could adversely affect its operations and overall business.

Peraso’s business could be materially adversely affected by a widespread outbreak of a health pandemic. The effects of outbreaks could include disruptions or restrictions on employees’ ability to travel, and temporary closures of facilities of suppliers, customers, or other vendors in Peraso’s supply chain. This can impact Peraso’s interactions and relationships with customers, and third-party suppliers and contractors. In addition, a significant outbreak of contagious diseases as a result of a health pandemic could result in a widespread health crisis that could adversely affect the economies and financial markets of many countries, resulting in an economic downturn that could reduce the overall demand for Peraso’s products and impact Peraso’s results of operations.

Any claim that Peraso’s products or technology have infringed third-party intellectual property rights could increase costs of operations, distract management, or lease to the discontinuance of technology licensing or product offerings. In addition, Peraso may incur substantial litigation or settlements costs which would adversely affect its profitability.

The semiconductor industry is characterized by vigorous protection and pursuit of intellectual property rights or positions which has resulted in often protracted and expensive litigation. Peraso is not aware of any third-party intellectual property that its products or technology could potentially infringe. However, similar to many companies of its size with limited resources, Peraso has not searched for all potentially applicable intellectual property in the public databases. It is possible that a third-party now has, or may in the future obtain, patents or other intellectual property rights that its products or technology may now, or in the future, infringe. Peraso or its customer may, from time to time, receive notice of claims that Peraso has infringed patents or other intellectual property rights of others. Litigation against Peraso can result in significant expenses and divert the efforts of its technical and management personnel, regardless of whether the litigation has merit.

The discovery of defects in technology and products could expose Peraso to liability for damages, which may not be covered by its insurance coverage.

The discovery of a defect in Peraso’s technologies and products could lead customers to seek damages. Many of Peraso’s agreements with customers include provisions waiving implied warranties regarding its technology and products and limiting its liability to its customers. Peraso cannot be certain, however, that the waivers or limitations of liability contained in its agreements with customers will be enforceable. In addition, Peraso’s insurance coverage has certain exclusions or may not adequately cover liabilities incurred. Peraso’s insurance providers may be unable or unwilling to pay a claim, and losses not covered by insurance could be large, which could harm Peraso’s financial condition.

Peraso may not be able to protect and enforce its intellectual property rights, including confidentiality and trade secrets, which could impair its ability to compete and reduce the value of its technology.

Peraso’s technology is complex and is intended for use in complex systems. Policing the unauthorized use of its intellectual property is difficult and expensive. Peraso cannot be certain that it will be able to detect unauthorized use of its technology or prevent other parties from designing and marketing unauthorized products based on its technology. In the event, Peraso identifies any past or present infringement of its patents, copyrights or trademarks, or any violation of its trade secrets, confidentiality procedures, or licensing agreements, Peraso cannot provide assurance that the steps taken by it to protect its proprietary information will be adequate to prevent misappropriation of its technology. Peraso’s inability to adequately protect its intellectual property would significantly reduce the barriers of entry for directly competing technologies and could reduce the value of its technology. Furthermore, Peraso might initiate claims or litigation against third parties for infringement of its proprietary rights or to establish the validity of its proprietary rights. Litigation commenced by Peraso could result in significant expense and divert the efforts of its technical and management personnel.

Peraso’s existing patents may not provide sufficient protection of intellectual property, and patent applications might not result in the issuance of patents, either of which could potentially reduce the value of its technology.

Peraso utilizes a combination of patents, trademarks, trade secret laws and confidentiality procedures to protect its intellectual property rights. Peraso cannot be sure that any patents will be issued from its pending applications or that any claims allowed from pending applications will be of sufficient scope or strength, or issued in all countries where its products can be sold, to provide protection or commercial advantage to Peraso.

If Peraso fails to retain key personnel, its business and growth could be negatively affected.

Peraso’s business has been dependent to a significant degree on the services of a small number of executives and technical employees. The loss of key personnel could negatively impact technology development efforts, ability to deliver products under existing agreements, maintain strategic relationships with partners and obtain new customers. Peraso generally has not entered into employment or non-competition agreements with any of its employees and does not maintain key-man life insurance on the lives of any of its key personnel.

Peraso may not be able to attract and retain qualified employees and its future success depends on the continued service of its executive officers and other key management and technical personnel, and on its ability to continue to identify, attract, retain and motivate them. The market for employees in Peraso’s industry is extremely competitive and a number of competitors for talent are significantly larger than Peraso and may be able to offer compensation in excess of what Peraso may be able to offer.

Disruptions in Peraso’s supply chain due to shortages in the global semiconductor business could cause delays for customers and impact revenue.

Peraso may experience disruptions in its global semiconductor supply chain, with suppliers increasing lead times or placing products on allocation, including procuring necessary components, wafers, substrates and assembly services in a timely fashion. As a result of these potential supply chain disruptions, Peraso may be required to increase customer order lead times and placed some products on allocation. Peraso may be unable to satisfy all of the demand for its products, which may adversely affect customer relationships and impact revenue.

Price increases from Peraso’s supply chain can adversely impact revenue or reduce margins.

Peraso’s suppliers can increase the price of products and services provided to Peraso. Finding and qualifying alternate or additional suppliers in response to increased pricing from suppliers can be a lengthy process and can lead to production delays or additional costs, and such alternatives are sometimes not available. If Peraso is unable to increase the price of its products to its customers in response to its increased costs, it may face reduced margins.

GLOSSARY OF SELECT DEFINED TERMS

“Acquisition Proposal”	means, with respect to Peraso, a Peraso Acquisition Proposal, and, with respect to MoSys, a MoSys Acquisition Proposal.

“Arrangement Agreement”	means the Arrangement Agreement, dated September 14, 2021, by and among MoSys, Canco, Callco, and Peraso, as may be amended from time to time, substantially in the form attached as Annex B.

“Arrangement”

means the arrangement of Peraso under Section 182 of the OBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of the Arrangement Agreement or Article 6 of the Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of the Parties, each acting reasonably.

“Closing”means the completion of the Arrangement.

“Combined Company”	means the consolidated businesses of MoSys and Peraso following the Effective Time.

“Combined Company Shares”means the shares of Common Stock of the Combined Company.

“Common Stock”	means the common stock of MoSys.
“Consideration Shares”

means up to 15,000,000 shares of Common Stock to be issued in connection with the Arrangement, prior to effecting any reverse stock split of shares of Common Stock as contemplated herein, which includes shares of Common Stock that would be issuable upon exchange of the Exchangeable Shares.

“Consideration”

means, collectively: (i) consideration to be received by Peraso Shareholders pursuant to the Plan of Arrangement in respect of each Peraso Share that is issued and outstanding immediately prior to the Effective Time, being either the MoSys Share Consideration or the Exchangeable Share Consideration as elected in accordance with the Plan of Arrangement by a Peraso Shareholder in respect of each Peraso Share held, and (ii) the MoSys Replacement Options.

“Court”means the Ontario Superior Court of Justice (Commercial List).

“Effective Date”	means the date shown on the Certificate of Arrangement giving effect to the Arrangement, which shall be no later than the Outside Date.

“Effective Time”means 12:01 a.m. (Toronto time) on the Effective Date.

“Election Deadline”	means 4:00 p.m. (Toronto time) on the Business Day which is not less than five (5) Business Days preceding the Effective Date, unless otherwise agreed in writing by MoSys and Peraso.

“Exchange Ratio”

means the amount calculated as follows:

((A / B) – C) / D

Where:

A = The total issued and outstanding MoSys Shares on a Fully-Diluted basis immediately prior to the Effective Time

B = 39%

C = The total issued and outstanding MoSys Shares on a Fully-Diluted basis immediately prior to the Effective Time

D = The total issued and outstanding Peraso Shares on a Fully-Diluted basis (including the Peraso Shares issuable on the conversion or exercise of Peraso Convertible Securities) immediately prior to the Effective Time.

“Final Order”

means an order of the Court granted pursuant to Section 182(5) of the OBCA, in form and substance acceptable to each of the Parties, each acting reasonably, approving the Arrangement after a hearing upon the procedural and substantive fairness of the terms and conditions of the Arrangement, as such order may be affirmed, amended, modified, supplemented or varied by the Court (with the consent of the Parties, each acting reasonably) at any time prior to the Effective Date or, if appealed, as affirmed or amended (provided, however, that any such amendment is acceptable to the Parties, each acting reasonably) on appeal, unless such appeal is withdrawn, abandoned or denied.

“Interim Order”

means an order of the Court in form and substance acceptable to each of the Parties, acting reasonably, providing for, among other things, the calling and holding of the Peraso Meeting, as the same may be amended by the Court with the consent of the Parties, each acting reasonably.

“Law” or “Laws”

means, with respect to any Person, any and all applicable law (statutory, common, civil or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or its business, property or securities, and to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Entity, as amended.

“Material Adverse Effect”	means a Peraso Material Adverse Effect or a MoSys Material Adverse Effect, as applicable.

“Material Contract”means any of the following for a Party:

(a)any material management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other similar Contract;

(b)any Contract with any distributor, reseller or sales representative with an annual value in excess of $100,000;

(c)any Contract with any manufacturer, vendor, or other Person for the supply of materials or performance of services by such third party to the Party in relation to the manufacture of the Party’s products or product candidates with an annual value in excess of $100,000;

(d)any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by the Arrangement Agreement

(e)

any Contract incorporating or relating to any guaranty, any sharing of liabilities or any indemnity not entered into in the ordinary course of business, including any indemnification agreements between a Party and any of its officers ordirectors;

(f)any Contract imposing any restriction on the right or ability of the Party or that would by the terms of the Contract would impose any restriction on the right or ability of the Party: (i) to compete with any other Person; (ii) to acquire any product or other asset or any services from any other Person; (iii) to solicit, hire or retain any Person as a director, an officer or other employee, a consultant or an independent contractor; (iv) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (v) to perform services for any other Person; or (vi) to transact business with any other Person;

(g)any Contract currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

(h)any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(i)	any joint marketing or development agreement;

(j)any Contract that provides for: (i) any right of first refusal, right of first negotiation, right of first notification or similar right with respect to any securities or assets of the Party; (ii) any “no shop” provision or similar exclusivity provision with respect to any securities or assets of the Party; or (iii) contains most favored nation pricing provisions with any third party or any requirements or minimum purchase obligations of the Party;

(k)any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 or more in the aggregate, or contemplates or involves the performance of services having a value in excess of $100,000 in the aggregate other than any arrangement or agreement expressly contemplated or provided for under the Arrangement Agreement;

(l)any Contract that does not allow the Party to terminate the Contract for convenience with no more than ninety (90) days prior notice to the other party and without the payment of any rebate, chargeback, penalty or other amount to such third party in connection with any such termination in an amount or having a value in excess of $100,000 in the aggregate;or

(m)that is a “material contract” (with respect to MoSys, as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

“MoSys”	means the Board of Directors of MoSys as the same is constituted from time to time.

“MoSys Financial Adviser”means Cassel Salpeter & Co., LLC, financial adviser to MoSys.

“MoSys Material Adverse Effect”

means any effect, fact, change, event, occurrence or circumstance that is, or would reasonably be expected to be, material and adverse to the business, condition (financial or otherwise), properties, assets (tangible or intangible), liabilities (whether absolute, accrued, conditional, or otherwise), capital, operations or results of operations of MoSys and its subsidiaries, taken as a whole, other than any effect arising from, relating to or resulting from, as applicable: (i) the global economy, political conditions (including the outbreak of war or any acts of terrorism), international trade or securities, financial or credit markets in general, natural disasters or other acts of God; (ii) the semiconductor industry in general, (iii) any generally applicable change in applicable Law (other than orders, judgments, claims or decrees against MoSys or any of its subsidiaries), or accounting standards or the enforcement or interpretation thereof; (iv) a change in the market trading price or trading volume of MoSys Shares (it being understood that the underlying cause of any such change may be taken into consideration when determining whether a MoSys Material Adverse Effect has occurred, unless otherwise excepted under this definition); (v) the announcement of the Arrangement Agreement, including the impact thereof on the relationships, contractual or otherwise, on MoSys or its subsidiaries with customers, suppliers, business partners, regulators, vendors, Governmental Entities or other third Persons; (vi) any action taken or refrained from being taken by MoSys or its subsidiaries in connection with the Arrangement Agreement, to the extent Peraso has expressly consented to, approved or requested such action in writing following the date of the Arrangement Agreement; and (vii) any disease outbreaks, pandemics or epidemics or other related condition including COVID-19; provided, however, that (x) in the event that MoSys and its subsidiaries, taken as a whole, are materially and disproportionately affected by an effect described in clause (i), (ii), (iii), or (vi) above relative to other participants in the industries in which MoSys and its subsidiaries operate, the extent (and only the extent) of such effect, relative to such other participants, on MoSys or any of its subsidiaries, taken as a whole, may be taken into account in determining whether there has been a MoSys Material Adverse Effect; and (y) references in certain sections of the Arrangement Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative or interpretive for the purposes of determining whether a “MoSys Material Adverse Effect” has occurred.

“MoSys Share”means a share of Common Stock.

“MoSys Share Consideration”means the consideration in the form of Combined Company Shares elected or deemed to be elected for each Peraso Share by a Peraso Shareholder (other than a Dissenting Shareholder) pursuant to the Plan of Arrangement, which shall be that number of Combined Company Shares equal to the Exchange Ratio for each Peraso Share held immediately prior to the Effective Time.

“Nasdaq”	means the Nasdaq Stock Market LLC, including the Nasdaq Capital Market.
“Ordinary Course”

means, with respect to an action taken by a Person, that such action is consistent with the past practices (in terms of nature, scope and magnitude) of such Person and is taken in the ordinary course of the normal day-to-day operations of the business of such Person.

“Outside Date”	means November 30, 2021 or such later date as may be agreed to in writing by the Parties.
“Parties”	means, collectively, MoSys, Peraso, Canco and Callco, and “Party” means any one of them.

“Peraso Financial Adviser”means Evans & Evans, Inc., financial adviser to Peraso.

“Peraso Material Adverse Effect”

means any effect, fact, change, event, occurrence or circumstance that is, or would reasonably be expected to be, material and adverse to the business, condition (financial or otherwise), properties, assets (tangible or intangible), liabilities (whether absolute, accrued, conditional or otherwise), capital, operations or results of operations of Peraso and its subsidiaries, taken as a whole, other than any effect arising from, relating to or resulting from, as applicable: (i) the global economy, political conditions (including the outbreak of war or any acts of terrorism), international trade or securities, financial or credit markets in general, natural disasters or other acts of God; (ii) the semiconductor industry in general, (iii) any generally applicable change in applicable Law (other than orders, Judgments, claims or decrees against Peraso or any of its subsidiaries), or accounting standards or the enforcement or interpretation thereof; (iv) the announcement of the Arrangement Agreement, including the impact thereof on the relationships, contractual or otherwise, on Peraso or its subsidiaries with customers, suppliers, business partners, regulators, vendors, Governmental Entities or other third Persons; (v) any action taken or refrained from being taken by Peraso or its subsidiaries in connection with the Arrangement Agreement, to the extent MoSys has expressly consented to, approved or requested such action in writing following the date of the Arrangement Agreement and (vii) any disease outbreaks, pandemics or epidemics or other related condition including COVID-19; provided, however, that (x) in the event that Peraso and its subsidiaries, taken as a whole, are materially and disproportionately affected by an effect described in clause (i), (ii), (iii) or (vi) above relative to other participants in the industries in which Peraso and its subsidiaries operate, the extent (and only the extent) of such effect, relative to such other participants, on Peraso or any of its subsidiaries, taken as a whole, may be taken into account in determining whether there has been a Peraso Material Adverse Effect; and (y) references in certain sections of the Arrangement Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative or interpretive for the purposes of determining whether a “Peraso Material Adverse Effect” has occurred.

“Peraso”	Peraso Technologies Inc., a corporation existing under the laws of the Province of Ontario.

“Person”

includes any individual, firm, partnership, limited partnership, limited liability partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, body corporate, corporation, company, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status.

“Plan of Arrangement”

means the plan of arrangement of Peraso, substantially in the form attached as Annex B, and any amendments or variations thereto made from time to time in accordance with the Arrangement Agreement, the plan of arrangement or upon the direction of the Court in the Final Order with the consent of the Parties, each acting reasonably.

“SEC”means the United States Securities and Exchange Commission.

“Securities Act”	means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder from time to time.

“Termination Payment”means an amount equal to $3,500,000.